Exhibit 99.1

Milton “Todd” Ault III Named CEO & President of Atlantic Syndication Network, Inc.

Atlantic Syndication Network, Inc. will be renamed Zealous Group, Inc.

Los Angeles, August 15, 2007 - Atlantic Syndication Network, Inc. (OTC Bulletin Board: ASNI.OB - News) has appointed Milton “Todd” Ault III as President and Chief Executive Officer of the Company. Former President Kent Wyatt will remain as Chairman of the Board and Executive Vice President. Mr. Wyatt will retain all responsibilities in connection with the proposed merger between the ASNII-II, a wholly owned subsidiary of the Company, and Zealous Holdings, Inc., as previously disclosed by the Company on Form 8-K on July 17, 2007. Atlantic Syndication Network, Inc., will be renamed Zealous Group, Inc.

Chairman of the Board and Director Kent Wyatt stated “this is a new direction for ASNI and our stockholders. I think Mr. Ault’s experience and contacts within the investment community will create new opportunities enabling Zealous Group to maximize shareholder value.”

“Its my goal to build a diversified holding company that brings together all the talents and relationships that both Mr. Wyatt and I have collected over many years” said Milton “Todd” Ault III.

Zealous Holdings, Inc. ("the Company") is a financial services holding company whose wholly owned subsidiaries include an investment banking firm, an asset management company, and an Alternative Trading System (ATS). Through its asset management subsidiary, the Company has majority and significant minority investments in real estate, healthcare, energy, consumer products and services, media and insurance. It develops its portfolio through a combination of direct investment and shareholder activism by targeting undervalued and/or underperforming public and private companies. <http://www.zealousholdings.com/>

For information regarding the proposed merger between please refer to our current reports filed on Form 8-K filed on July 17, 2007 and July 20, 2007 respectively.

Forward-Looking Statements - This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as Atlantic Syndication Network plans, expects, should, believes, anticipates or words of similar import. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. These forward-looking statements are only made as of the date of this press release and Atlantic Syndication Network does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For more information please contact:

Michael J. Van Patten
President
Zealous ATS, LLC.
575 Lexington Ave
Suite 400
New York, NY. 10022
212-572-0786 Office
203-496-2323 Mobile
 mvanpatten@zealousholdings.com

Source: Atlantic Syndication Network